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Exhibit 3.26

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

        FIRST. The name of the limited liability company is

LNT LEASING III, LLC

        SECOND. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington. The name of its Registered Agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of LNT LEASING III, LLC this 2nd day of April, 2004.

BY:	/s/ JILL E. CILMI Jill E. Cilmi Authorized Person

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CERTIFICATE OF FORMATION OF LIMITED LIABILITY COMPANY